First MetLife Investors Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

June 25, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 1
     First MetLife Investors Insurance Company
     First MetLife Investors Variable Annuity Account One
     Registration Statement on Form N-4 (File Nos. 333-158579/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4/A be accelerated and declared effective on July 10, 2009, or as soon thereafter as is reasonably practicable.

FIRST METLIFE INVESTORS INSURANCE COMPANY
(Depositor)

FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
(Registrant)

By:   /s/ Richard C. Pearson
      -------------------------------
      Richard C. Pearson
      Vice President and Associate General Counsel

METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)

By:   /s/ Richard C. Pearson
      -------------------------------
      Richard C. Pearson
      Executive Vice President and General Counsel